UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PIMCO Dynamic Credit Income Fund
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS OPPORTUNITY MASTER FUND L.P. IRONSIDES PARTNERS OPPORTUNITY MASTER FUND GP LLC IRONSIDES PARTNERS LLC RCK HOLDINGS LLC ROBERT C. KNAPP RICHARD W. COHEN
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Ironsides Partners Opportunity Master Fund L.P. (“Ironsides Opportunity Fund”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Ironsides Opportunity Fund at the 2015 annual meeting of shareholders (the “Annual Meeting”) of PIMCO Dynamic Credit Income Fund (the “Fund”). Ironsides Opportunity Fund has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On March 19, 2015, Ironsides Opportunity Fund delivered the following letter to shareholders of the Fund:

ATTENTION PCI SHAREHOLDERS
MANAGEMENT AND THE BOARD HAVE FAILED YOU

Dear Fellow Shareholder:

We are Ironsides Partners LLC, a Boston based investment manager, which together with our affiliates are shareholders of PIMCO Dynamic Credit Income Fund (“PCI” or the “Fund”). While our investment was initially small, we have increased it over time and currently own approximately 275,000 PCI common shares (“Shares”), with a value in excess of $5,500,000.  We have no interest in PCI other than as a shareholder like you, and our only interest is in increasing the value of PCI Shares, which would benefit all shareholders.

PCI’S NAV DISCOUNT IS UNACCEPTABLE

Unfortunately for all shareholders, PCI’s Share price has traded since May 2013 at a persistent discount to its per Share net asset value, or NAV.  PCI’s current discount to NAV is a disappointing 10%.  This discount to NAV has been as high as 11.5%, which is enormous for a bond fund and represents approximately 1.3x the annual income that PCI generates for investors.  This current 10% discount represents $2.32 per Share of lost value, or $318 million in lost value to shareholders collectively.  Any time a shareholder chooses to sell his or her ownership of a closed-end fund at a steep discount to NAV, that shareholder is harmed no matter what the fund’s discount was at the time the shareholder purchased their Shares of that fund.  When a NAV discount is excessive, a selling shareholder is forced to leave behind a sizeable portion of the value underlying the Shares at the time of sale.  We believe the fair value of a share of common stock of a closed-end fund invested in a liquid bond portfolio should be its NAV, or a value very close. We do not believe the current Board is using all available means to reduce or eliminate PCI’s long standing discount to NAV.

The Board of PCI needs fresh ideas and an independent perspective from its manager, PIMCO. The current Board has failed to even attempt to address PCI’s discount, and we are convinced NOW is the time to take action in the best interests of all shareholders.

•
We believe PCI has been neglected by PIMCO, permitting the Fund to underperform since inception, and resulting in PCI having the widest discount to NAV of any of the PIMCO closed-end bond funds.  Change is needed in order to maximize long term value for all shareholders.  PCI was launched in January 2013 at an initial offering price of $25 per share.  The closing price of the Shares on March 16, 2015 was $20.39 per share, down over 18% from the initial offering just two years ago.  In fact, since the Fund’s launch, PCI has almost always traded below the IPO price.

•
The incumbent PCI Board has failed to take steps to successfully address PCI’s lagging performance and long-standing discount to NAV.  Rather than consider changes, the incumbent PCI Board blames the “volatile market environment” for the continued discount to NAV.  Each of PCI’s independent nominees currently serves on 92 boards in the same fund complex, and not surprisingly, the incumbent Board has retained PIMCO as the Fund’s sub-adviser or investment manager since inception.   We question whether the Board is too beholden to PIMCO to objectively consider changes to maximize value for all shareholders.

BILL GROSS RESIGNATION

In September 2014, William “Bill” Gross resigned from PIMCO.  Mr. Gross was a founder and CIO of PIMCO.  While Mr. Gross was not the manager of the Fund, we believe that the departure of the guiding light of PIMCO provides a clear reason for the Board to reconsider retaining PIMCO as the Fund’s investment manager.  His departure has caused considerable upheaval and turmoil at PIMCO, illustrated perhaps best by the withdrawal of $268 billion in assets from its mutual funds and accounts during 2014.  Even this dramatic change did not convince the Board to abandon the status quo and act to address PCI’s failed performance.  CAN SHAREHOLDERS AFFORD TO WASTE MORE TIME?  NEW DIRECTORS ARE NEEDED NOW!

IRONSIDES IS SEEKING TO INCREASE VALUE FOR ALL SHAREHOLDERS

We submit this request as a fellow shareholder.  We believe shareholders are best served by a board that is committed to maximizing value for shareholders, not for management, which is why we encourage you to vote for our truly independent director nominees.

Our goal is to help determine the best course of action to maximize value for all shareholders.  We believe PCI must take decisive steps to address the discount and ameliorate the losses shareholders have experienced virtually since inception of the Fund.  If elected, subject to compliance with their fiduciary duties, our nominees will work with the other directors to explore strategic opportunities to return value back to the Fund’s shareholders. Our nominees would support making share repurchases in the market to narrow or ideally eliminate the discount at which the Shares trade, or even conducting a tender offer at NAV to allow disappointed shareholders the opportunity to exit at the full value of their diminished investment.  Moreover, our nominees would support investigating strategic alternatives and the possibility of changing investment managers.

PCI HAS UNDERPERFORMED SINCE INCEPTION

PCI was launched in January 2013 at an initial offering price of $25 per share, selling 121 million shares and raising approximately $3.03 billion.  The closing price of the Shares on March 16, 2015 was $20.39 per share, down over 18% from the initial offering just two years ago.  The Shares have not traded at or above the offering price for nearly two years.

This underperformance is too much!  We are concerned with the Board’s failure to take action, and believe NOW is the time to make changes that are in the best interests of all shareholders.

In addition to the poor performance, a significant discount to NAV has persisted since May 2013.  This constant discount to NAV is in stark contrast to the other PIMCO closed-end bond funds, which trade at an average premium to NAV of over 10% - compared to PCI’s 10% discount to NAV.  The following table shows the premium/(discount) and trailing twelve month total return (T12M) of the PIMCO bond funds (excluding exchange-traded funds and municipal bond funds).

PIMCO Closed-End Bond Funds*
Name	Ticker	Premium/ (Discount)	T12M Return
PIMCO High Income Fund	PHK	60.57%	11.25%
PIMCO Corporate Opportunity Fund	PTY	14.84%	(1.26)%
PIMCO Strategic Income Fund	RCS	11.49%	(0.86)%
PIMCO Corporate Income Fund	PCN	2.87%	(0.34)%
PIMCO Income Strategy Fund	PFL	2.17%	10.58%
PIMCO Income Strategy Fund II	PFN	(0.87)%	8.93%
PIMCO Income Opportunity Fund	PKO	(1.24)%	3.10%
PIMCO Dynamic Income Fund	PDI	(2.86)%	8.51%
PIMCO Dynamic Credit Income Fund	PCI	(10.12)%	(0.51)%

* - All data provided by Bloomberg as of February 27, 2015.

PCI ranks at or near the bottom of the PIMCO bond funds both in size of discount to NAV and in trailing 12 month return.  We believe that the excessive discount to NAV is clearly related to PCI’s performance failure.  Since inception, PCI has lagged the bond market, generating a total return of approximately 1.8%, compared to the aggregate bond market, as measured by the Barclays US Aggregate Total Return bond index (ticker: LBSUTRUU), which generated a total return of 5.8% during this same period. We believe such a large discount and mediocre performance should not be rewarded with the status quo retention of the same Board.  Real action is required.

NOW IS THE TIME FOR A CHANGE
SHAREHOLDERS DESERVE A TOP MANAGER

We are concerned that the Board has not taken action to address PCI’s failing performance since inception, blaming poor results on a difficult market.  Instead of action, the Board proceeded along the same failing path and authorized the Fund to enter into an investment management agreement with PIMCO on September 5, 2014.  PIMCO, which had previously served as the Fund’s sub-adviser, replaced Allianz Global Investors Fund Management LLC (“AGIFM”).  AGIFM and PIMCO are affiliates that are part of the global asset management business of Allianz SE.  Both AGIFM and PIMCO have failed to produce positive results for the Fund. We question whether continuing the status quo with the selection of PIMCO, the Fund’s former sub-advisor, as the investment manager was the correct choice, and ask the simple question: was any other manager even contemplated, let alone interviewed or considered?  We believe shareholders deserve directors with no other ties to PIMCO, and encourage you to vote for the election of our two independent nominees.

SHAREHOLDERS NEED A BOARD COMMITTED TO
MAXIMIZING VALUE FOR INVESTORS

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign, date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers provided below.  Thank you for your support.

Regards,

/s/ Robert C. Knapp

Robert C. Knapp
Managing Director,
Ironsides Partners LLC

If you have any questions or need assistance voting your Shares, please call:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Shareholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Ironsides via email at
ChangePCI@ironsidespartners.com

Proxy materials are also available at www.icommaterials.com/PCI